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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated March 19, 1996 of Pruco Life Variable Contract Real Property Account and are in agreement with the statements contained in paragraphs (i), (ii), (iv) and (v) therein. We have no basis to agree or disagree with the statements contained in paragraph (iii) therein.

Very truly yours,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Parsippany, New Jersey
March 19, 1996